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The Parking REIT Announces Results From
2019 Annual Meeting of Stockholders

LAS VEGAS June 5, 2019 –The Parking REIT, Inc. announced today the voting results from its 2019 Annual Meeting of Stockholders, held on June 5 in Baltimore, Maryland.
Chief among the votes, stockholders elected six directors to the board, including five independent directors. The final vote tally for each director was:
Director Nominees	Votes For	Votes Withheld
Michael V. Shustek	3,500,457	250,361
John Alderfer	3,448,593	302,225
Hilda Delgado	3,403,971	346,847
John E. Dawson	3,454,085	296,732
Shawn Nelson	3,437,671	313,146
Nicolas Nilsen	3,452,997	297,821

Mr. Alderfer and Ms. Delgado are two new independent directors elected to the board. Mr. Alderfer brings with him nearly 40 years of experience serving in financial executive roles and director positions, including an extensive background with publicly traded companies. He was selected to serve as an independent director because of his significant knowledge, experience as a certified public accountant, and experience in various management positions held during his career. Ms. Delgado, currently chief financial officer of the Viceroy Hotel Group, has served in senior finance roles with multiple publicly traded companies, including RLJ Lodging Trust (NYSE: RLJ), Rexford Industrial Realty (NYSE: REXR), and Eagle Hospitality Properties Trust (NYSE: EHP). She was selected to serve as an independent director due to her significant knowledge and experience in the finance and REIT industries.
The nominations of Mr. Alderfer and Ms. Delgado are part of The Parking REIT's commitment to further strengthening and diversifying the skills and experience of its board of directors. Each elected director will serve until the 2020 Annual Meeting of Stockholders.
"The votes of our stockholders are very important to us, and we are extremely pleased with the outcome of this year's meeting," said Mike Shustek, chief executive officer of The Parking REIT. "The Parking REIT has matured significantly in recent years and continues to pursue a liquidity event for its stockholders.  The refreshment of our board of directors has continued with the addition of two new directors with in-depth backgrounds in public company leadership and financial roles. This year, we also have increased revenues and reduced expenses, and we continue to seize every opportunity to seek to improve The Parking REIT's performance and governance to the benefit of the overall company."
Robert Aalberts's term of service on the board ended at the 2019 Annual Meeting.  He had voluntarily offered not to be nominated for reelection at the 2019 Annual Meeting in order to help facilitate the board's refreshment strategy goals. He will continue to support the REIT as a consultant for real estate zoning and corporate governance.
The meeting also included a vote for the ratification of the appointment of RBSM LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2019. The vote results were:
Votes For	Votes Against	Abstentions
3,545,746	94,159	110,913

About The Parking REIT, Inc.
The Parking REIT, Inc. is an internally-managed, publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States. Its assets include 42 parking facilities located in 17 states. For more information, please visit TheParkingREIT.com.
Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; the performance of real estate assets and loans after they are acquired; and our ability to provide stockholder value through sales or otherwise dispose of our properties and other assets. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company's most recent annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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